EXHIBIT 10.3

4.0% MULTIPLE ADVANCE CREDIT NOTE

$100,000.00	February 28, 2005

FOR VALUE RECEIVED, Brownshire Holdings, Inc., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of GDSC Acquisitions, LLC or its successors or assigns (“Lender”), at the office of Lender located at 660 LaSalle Place, Suite 200, Highland Park, Illinois 60035, the principal amount of $100,000.00, or such lesser principal amount as shall be outstanding from time to time under this note (“Note”), as reflected in the books and records of Lender, together with interest on the principal balance from time to time outstanding hereunder from (and including) the date of disbursement until (but not including) the date of payment, at a per annum rate equal to the “Stated Interest Rate” specified below or, to the extent applicable, the “Default Interest Rate” specified below, in accordance with the following terms and conditions:

1.     Contracted For Rate of Interest. The contracted for rate of interest of the indebtedness evidenced hereby, without limitation, shall consist of the following:

(a)     Stated Interest Rate. The “Stated Interest Rate” shall equal 4.0% per annum, calculated daily on the basis of actual days elapsed over a 360-day year, applied to the principal balance from time to time outstanding hereunder.

(b)     Default Interest Rate. The “Default Interest Rate” shall be a per annum rate equal to the Stated Interest Rate plus 2.0 percentage points, calculated daily on the basis of actual days elapsed over a 360-day year, applied to the principal balance from time to time outstanding hereunder. The principal balance outstanding hereunder from time to time shall bear interest at the Default Interest Rate from the date of the occurrence of an Event of Default (as hereinafter defined) hereunder until the earlier of (i) the date on which the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, are paid in full; or (ii) the date on which such Event of Default is timely cured in a manner satisfactory to Lender (A) if Borrower is specifically granted a right to cure such Event of Default, or (B) if no such right to cure is specifically granted, then as and to the extent that Lender, in its sole and absolute discretion, permits such Event of Default to be cured.

2.     Principal Balance. The principal balance outstanding hereunder at any time shall be the total amount of advances made hereunder by Lender, less the total amount of repayments of principal hereon, as reflected in the books and records of Lender with respect to the indebtedness evidenced hereby. The principal balance outstanding at any time hereunder shall not exceed the principal amount first set forth above.

3.     Revolving Credit; No Commitment. Lender may make advances to Borrower from time to time hereunder, which advances will be of a revolving nature and may be made, repaid, and made from time to time. The Borrower and Lender contemplate a series of discretionary advances as provided herein even if the principal balance outstanding hereunder has previously been reduced to zero. The Borrower acknowledges and agrees that (a) Lender has not entered into any commitment with Borrower for the making of advances hereunder; (b) Borrower is not relying, and will not rely, upon Lender to make any advances hereunder; and (c) any advance hereunder requested by Borrower shall be made, or not made, at the election of Lender, in its sole and absolute discretion, irrespective of whether or not an Event of Default has occurred.

4.     Requests for Advances. Advances hereunder may be made by Lender from time to time upon the oral or written request of Steven A. Rothstein or Norman S. Lynn on behalf of Borrower. Any advance hereunder shall be deemed to have been made to or for the benefit of Borrower when made pursuant to the oral or written request of the aforenamed individuals.

5.     Payments. The outstanding principal sum of this Note, together with all accrued but unpaid interest due hereunder, shall be due and payable upon the earlier to occur of (a) a “Liquidity Event” (as described below) or (b) February 28, 2007. Payment of the principal of and interest on this Note is to be made at the offices of Lender or such other place as Lender shall designate in writing to Borrower. For purposes of this Note, a “Liquidity Event” shall be deemed to have occurred upon the occurrence of any of the following events:

(a)     the closing of the sale or other issuance of voting securities of Borrower (or securities convertible, exercisable, or exchangeable into voting securities of Borrower) as the result of which the stockholders of Borrower immediately prior to such sale or issuance own, in the aggregate, less than 50% of the outstanding voting securities of Borrower (assuming the immediate conversion, exercise, or exchange of convertible, exercisable, or exchangeable securities);

(b)     Borrower is merged, consolidated, or consummates a reorganization transaction with another entity in a transaction in which Borrower is not the surviving entity and, as the result of such merger, consolidation, or reorganization, the stockholders of Borrower immediately prior to such transaction own, in the aggregate, less than 50% of the outstanding voting securities of the surviving or resulting entity;

(c)     Borrower transfers all or substantially all of its assets to another person or entity that is not a parent company or wholly owned subsidiary of Borrower;

(d)     the closing of a firmly underwritten public offering of Borrower common stock or securities exercisable or convertible into shares of Borrower common stock; or

(e)     the liquidation, dissolution, or winding up of Borrower or the reorganization of Borrower under any federal or state bankruptcy laws.

6.      Application of Payments. Payments received by Lender with respect to the indebtedness evidenced hereby shall be applied in such order and manner as Lender in its sole and absolute discretion may elect. Unless otherwise elected by Lender, all such payments shall first be applied to accrued and unpaid interest at the Stated Interest Rate and, to the extent applicable, the Default Interest Rate, and next to the principal balance then outstanding hereunder.

7.     Prepayments. Payments of principal hereof may be made at any time, or from time to time, in whole or in part, without penalty, provided that all previously matured interest and other charges accrued to the date of prepayment are also paid in full. Notwithstanding any prepayment of principal hereof, (a) there will be no change in the maturity date or amount of payments due hereunder unless Lender, in its sole and absolute discretion, agrees in writing to such change; and (b) Borrower’s obligations hereunder shall continue in effect, and this Note shall remain outstanding, unless and until the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder are paid in full and thereafter, upon Borrower’s request, Lender delivers to Borrower the original executed copy of this Note, marked “cancelled.”

8.     Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, and upon such Event of Default the entire principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, at the election of Lender, shall become immediately due and payable, without any notice to Borrower:

(a)     Nonpayment of principal, interest or other amounts when the same shall become due and payable hereunder, and Borrower does not cure such failure to pay within three business days after the date such payment is due;

(b)     The failure of Borrower to comply with any other provision of this Note;

(c)     The calling of a meeting of the creditors of Borrower or any other person or entity who is or may become liable hereunder;

(d)     The making by Borrower or any other person or entity who is or may become liable hereunder of an assignment for the benefit of its creditors; or

(e)     The appointment of (or application for appointment of) a receiver of Borrower or any other person or entity who is or may become liable hereunder; or the involuntary filing against or voluntary filing by Borrower, or any other person or entity who is or may become liable hereunder, of a petition or application for relief under federal bankruptcy law or any similar state or federal law, which is not stayed or dismissed within 90 days of filing; or the issuance of any writ of garnishment, execution or attachment for service with respect to Borrower or any person or entity who is or may become liable hereunder or any property of Borrower or property of any person or entity who is or may become liable hereunder.

9.     Additional Sums. All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate and the Default Interest Rate, as applicable, paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to this Note or any other document or instrument in any way pertaining to this transaction, or otherwise with respect to this transaction, that, under the laws of the State of Illinois, may be deemed to be interest with respect to this transaction, for the purpose of any laws of the State of Illinois that may limit the maximum amount of interest to be charged with respect to this transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums. Borrower understands and believes that this transaction complies with the usury laws of the State of Illinois; however, if any interest or other charges in connection with this transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that (a) the amount of interest or charges payable pursuant to this transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

10.   Waivers. Except as set forth in this Note, to the extent permitted by applicable law, Borrower, and each person who is or may become liable hereunder, severally waive and agree not to assert (a) demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default; and (b) recourse to guaranty or suretyship defenses (including, without limitation, the right to require the Lender to bring an action on this Note). Lender may extend the time for payment of or renew this Note, or release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Borrower or any other person or entity who is or may become liable on this Note except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release or other indulgence. No delay or failure of Lender in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

11.	Miscellaneous.

(a)     Severability. If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect and shall be construed so as to effectuate the other provisions hereof.

(b)     Amendment. This Note may not be changed, modified or terminated, nor may any provision of this Note be waived except by an agreement in writing signed by the party to be charged.

(c)     Binding Nature of Agreement; Assignment. The provisions of this Note shall be binding upon the Lender and Borrower, and shall inure to the benefit of and bind the respective successors and assigns of the Lender and Borrower. Neither Borrower nor the Lender may assign or transfer this Note or assign or delegate any of his or its respective rights or obligations hereunder without the prior written consent of the other party in each instance.

(d)     Collection Costs and Expenses. If this Note shall be placed in the hands of an attorney for collection, by suit or otherwise, then Borrower’s obligations hereunder shall include the payment of all reasonable collection costs and expenses incurred by the Lender in connection therewith, including, without limitation, reasonable attorneys’ fees and costs.

(e)     Time of Essence. Time is of the essence of this Note and each and every provision hereof.

(f)     Controlling Law. This Note and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the State of Illinois, notwithstanding any Illinois or other conflict-of-law provisions to the contrary.

(g)     Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) when delivered against receipt; (ii) one day following the day of deposit thereof, with delivery charges prepaid, with a national overnight delivery service; or (iii) three days following the day of deposit thereof, with postage prepaid, with the United States Postal Service, by regular first class, certified or registered mail, in each case addressed as set forth below:

(i)	If to Borrower:

660 LaSalle Place
Suite 200
Highland Park, Illinois 60035
Attention: President

(ii)	If to the Lender:

660 LaSalle Place
Suite 200
Highland Park, Illinois 60035
Attention: President

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(h)    Paragraph Headings. The paragraph headings in this Note are for convenience only; they form no part of this Note and shall not affect its interpretation.

(i)     Number of Days. In computing the number of days for purposes of this Note, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

(j)     Loss or Destruction of Note. Upon receipt by Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, or in the case of loss, theft or destruction of an indemnity satisfactory to it, and in the case of mutilation, upon surrender and cancellation of this Note, Borrower shall execute and deliver a new Note on like tenor and date.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first set forth above.

BROWNSHIRE HOLDINGS, INC.

By:	/s/ Steven A. Rothstein
Steven A. Rothstein
Its: President